Adopted: June 28, 1996
                                                       Revised: October 28, 1999

Each Registered Investment Company
or series thereof (each of which is
considered to be a Fund for this
purpose) for which IBJ Whitehall
Bank & Trust Company presently or
hereafter provides investment advisory
or principal underwriter services

                                 CODE OF ETHICS
                                 --------------

                  This Code of Ethics (the "Code") establishes rules of conduct for persons who are associated with the Funds referred to above. The Code governs their personal investment and other investment-related activities.

                  The basic rule is very simple: put the client's interests first. Officers, Directors and employees owe a fiduciary duty to, among others, the Shareholders of the Funds, to conduct their personal Securities transactions in a manner which does not interfere with Fund portfolio transactions or otherwise take unfair advantage of their relationships with the Funds. Persons covered by the Code must adhere to these general principles as well as comply with the Code's specific provisions.

                  Some of the rules are imposed specifically by law. For example, the laws that govern investment advisers specifically prohibit fraudulent activity, making statements that are not true or that are misleading or omit something that is significant in the context and engaging in manipulative practices. These are general concepts, of course, and over the years the courts, the regulators and investment advisers issued interpretations and established codes of conduct for their employees and others who have access to their investment decisions and trading activities. Indeed, the rules obligate investment advisers to adopt written rules that are reasonably designed to prevent the illegal activities described above and must follow procedures that will enable them to prevent such activities.

                  No Covered Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by the Funds:

          o    employ any device, scheme or artifice to defraud the Funds;

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

          o make to the Funds any untrue statement of a material fact or omit to the Funds a material fact necessary in order to make the statement made, in light of the circumstances under which they are made, not misleading;

          o engage in any act, practice or course of business which would operate as a fraud or deceit upon the Funds;

          o    engage in any manipulative practice with respect to the Funds;

          o trade while in possession of material non-public information for personal or IBJ Whitehall Bank & Trust Company investment accounts, or disclose such information to others in or outside IBJ Whitehall Bank & Trust Company who have no need for this information.

         It is a violation of federal securities laws to buy or sell securities while in possession of material non-public information and illegal to communicate such information to a third party who buys or sells.

                  This Code is intended to assist persons associated with the Funds in fulfilling their obligations under the law. The first part lays out who the Code applies to, the second part deals with personal investment activities, the third part deals with other sensitive business practices, and subsequent parts deal with reporting and administrative procedures.

                  The Code is very important to the Funds and persons associated with the Funds. Violations not only cause persons associated with the Funds embarrassment, loss of business, legal restrictions, fines and other punishments but for employees lead to demotion, suspension, firing, ejection from the securities business and very large fines.

         I.       APPLICABILITY

                  A.       The Code applies to each of the following:

                           1. The Funds referred to at the top of page one of the Code. A listing of the Funds, which is periodically updated, is attached as Exhibit A.

                           2. Any officer, director or Advisory Person (as defined below) of any Funds or the Fund's investment adviser.

                           3. Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Fund or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities.

                                       2


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



                           4. The Code shall not apply to any director, officer, general partner or person if such individual is required to comply with another organization's code of ethics pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended.

         B.       DEFINITIONS

                           1. ACCESS PERSONS. The persons described in items (A)2 and (A)3 above.


                           2.       ACCESS PERSON ACCOUNT. Includes all
                                    advisory, brokerage, trust or other accounts or forms of direct beneficial ownership in which one or more Access Person and/or one or more members of an Access Person's immediate family have a substantial proportionate economic interest. Immediate family includes an Access Person's spouse and minor children living with the Access Person. A substantial proportionate economic interest will generally be 10% of the principal amount in the case of an account in which only one Access Person has an interest and 25% of the principal amount in the case of an account in which more than one Access Person has an interest, whichever is first applicable. Investment partnerships and similar indirect means of ownership are also included.

                                    As an exception, accounts in which one or more Access Persons and/or their immediate family have a substantial proportionate interest which are maintained with persons who have no affiliation with the Funds or Affiliates of the Funds and with respect to which no Access Person has, in the judgment of the Divisional Compliance Officer after reviewing the terms and circumstances, any direct or indirect influence or control over the investment or portfolio execution process are not Access Person Accounts.

                           3. ADVISORY PERSON. Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; or any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Securities by the Fund.

                           4. ASSOCIATE PORTFOLIO MANAGERS. Access Persons who are engaged in securities research and analysis for designated Funds or are responsible for investment recommendations for designated Funds but who are not particularly responsible for investment decisions with respect to any Funds.

                           5.       COVERED PERSONS. The Funds and the Access
                                    Persons.


                           6.       DIVISIONAL COMPLIANCE OFFICER. The
                                    Divisional Compliance Officer of the Funds identified in (A)1 above shall be ___________, an individual who is an employee of IBJ Whitehall Bank & Trust Company.

                           7. INVESTMENT PERSONNEL. (i) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; or (ii) any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

                            For purposes of the Code, the Compliance Officer of
                  the Administrator shall only be responsible for a Covered Person's compliance with this Code, unless such Covered Person is otherwise excluded under (A) 4 above.

                           8. PORTFOLIO MANAGERS. Access Persons who are principally responsible for investment decisions with respect to any of the Funds.

                           9. SECURITY. Any financial instrument treated as a security for investment purposes and any related instrument such as futures, forward or swap contract entered into with respect to one or more securities, a basket of or an index of securities or components of securities. However, the term security does not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements or shares of registered open-end investment companies.

II.      RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES
         ---------------------------------------------

         A.       BASIC RESTRICTION ON INVESTING ACTIVITIES
                  -----------------------------------------

                  If a purchase or sale order is pending or under active consideration for any Fund, neither the same Security nor any related Security (such as an option, warrant or convertible security) may be bought or sold for any Access Person Account.

         B.       INITIAL PUBLIC OFFERINGS
                  ------------------------

                  No Security or related Security may be acquired in an initial public offering for any Investment Personnel.

         C.       BLACKOUT PERIOD
                  ---------------

                  No Security or related Security may be bought or sold for the account of any Portfolio Manager or Associate Portfolio Manager during the period commencing seven (7) calendar days prior to and ending seven (7) calendar days after the purchase or sale (or entry of an order for the purchase or sale) of that Security or any related Security for the account of any Fund with respect to which such person has been designated a Portfolio Manager or Associate Portfolio Manager.

         D.       EXEMPT TRANSACTIONS
                  -------------------

                  Participation on an ongoing basis in an issuer's dividend reinvestment or stock purchase plan, participation in any transaction over which no Access Person had any direct or indirect influence or control and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from the restrictions set forth in paragraphs (A) and (C) above without case by case preclearance under paragraph (F) below.

         E.       PERMITTED EXCEPTIONS
                  --------------------

                  Purchases and sales of the following Securities are exempt from the restrictions set forth in paragraphs A and C above if such purchases and sales comply with the preclearance requirements of paragraph (F) below (provided that purchases and sales of Municipal Securities need not comply with the preclearance requirements of paragraph (F) below):

                  1. Non-convertible fixed income Securities rated at least "A";

                  2. Equity Securities of a class having a market capitalization in excess of $1 billion;


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

                  3. Equity Securities of a class having a market capitalization in excess of $500 million if the transaction in question and the aggregate amount of such Securities and any related Securities purchased and sold for the Access Person Account in question during the preceding 60 days does not exceed $10,000 or 100 shares; and

                  4.       Municipal Securities.

                  In addition, the exercise of rights that were received pro rata with other securityholders is exempt if the preclearance procedures are satisfied.

         F.       PRE-CLEARANCE OF PERSONAL SECURITIES
                  ------------------------------------
                  TRANSACTIONS
                  ------------

                  No Security may be bought or sold for an Access Person Account unless (i) the Access Person obtains prior approval from the Divisional Compliance Officer or, in the absence of the Divisional Compliance Officer, from a designee of the Divisional Compliance Officer; (ii) the approved transaction is completed on the same day approval is received; and (iii) the Divisional Compliance Officer does not rescind such approval prior to execution of the transaction (See paragraph H below for details of the Pre-Clearance Process.)

         G.       PRIVATE PLACEMENTS
                  ------------------

                  The Divisional Compliance Officer will not approve purchases or sale of Securities that are not publicly traded, unless the Access Person provides full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of such person's activities on behalf of any Fund) and the Divisional Compliance Officer concludes, after consultation with one or more of the relevant Portfolio Managers, that the Fund would have no foreseeable interest in investing in such Security.

         H.       PRE-CLEARANCE PROCESS
                  ---------------------

                  1. No Securities may be purchased or sold for any Access Person Account unless the particular transaction has been approved in writing by the Divisional Compliance Officer. The Divisional Compliance Officer shall review, not less frequently than biweekly (once every two weeks), reports from the trading desk (or, if applicable, confirmations from brokers) to assure that all transactions effected for Access Person Accounts are effected in compliance with this Code.

                  2. No Securities may be purchased or sold for any Access Person Account other than through the trading desk designated by the Divisional Compliance Officer, unless express permission is granted by the

                           Divisional Compliance Officer. Such permission may be granted only on the condition that the third party broker supply the Divisional Compliance Officer, on a timely basis, duplicate copies of confirmations of all personal Securities transactions for such Access Person in the accounts maintained with such third party broker and copies of periodic statements for all such accounts.

                  3. A Trading Approval Form, attached as Exhibit B, must be completed and submitted to the Divisional Compliance Officer for approval prior to entry of an order.

                  4. After reviewing the proposed trade and the level of potential investment interest on behalf of the Funds in the Security in question and the Funds restricted lists, the Divisional Compliance Officer shall approve (or disapprove) a trading order on behalf of an Access Person as expeditiously as possible. The Divisional Compliance Officer will generally approve transactions described in paragraph (E) above unless the Security in question or a related security is on the Restricted List or the Divisional Compliance Officer believes for any other reason that the Access Person Account should not trade in such Security at such time.

                  5. Once an Access Person's Trading Approval Form is approved, the form must be forwarded to the trading desk (or, if a third party broker is permitted, to the Divisional Compliance Officer) for execution on the same day. If the Access Person's trading order request is not approved, or is not executed on the same day it is approved, the clearance lapses although such trading order request may be resubmitted at a later date.

                  6. In the absence of the Divisional Compliance Officer, an Access Person may submit his or her Trading Approval Form to a designee of the Divisional Compliance Officer if the Divisional Compliance Officer in its sole discretion wishes to appoint one. Trading Approval for the Divisional Compliance Officer must be obtained from a designated supervisory person of the Divisional Compliance Officer. In no case will the Trading Desk accept an order for an Access Person Account unless it is accompanied by a signed Trading Approval Form.

                  7. The Divisional Compliance Officer shall review all Trading Approval Forms, all initial, quarterly and annual disclosure certifications and the trading activities on behalf of all Funds with a view to ensuring that all Covered Persons are complying with the spirit as well as the detailed requirements of this Code.

                  The provisions of this Section II shall not apply to any Access Person who is either a "disinterested" director or an officer of the Fund who is not employed by the investment adviser, or an affiliate thereof, other than those where they knew or should have known in the course of their duties as a director or officer that any Fund of which he is a director or officer has made or makes a purchase or sale of the same or a related Security within 15 days before or after the purchase or sale of such Security or related Security by such director or officer.

III.     OTHER INVESTMENT-RELATED RESTRICTIONS
         -------------------------------------

         A.       GIFTS
                  -----

                  No Advisory Person shall accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of any Fund.

         B.       SERVICE AS A DIRECTOR
                  ---------------------

                  No Portfolio Manager or Assistant Portfolio Manager shall commence service on the Board of Directors of a publicly traded company or any company in which any Fund has an interest without prior authorization from the Divisional Compliance Officer based upon a determination that the Board service would not be inconsistent with the interests of the Funds.

 IV.     REPORT AND ADDITIONAL COMPLIANCE PROCEDURES
         -------------------------------------------

                  A. Every Covered Person, including disinterested directors of the Funds, must submit to the Divisional Compliance Officer reports (forms of which are appended as Exhibit C) containing the information set forth below with respect to transactions in any Security in which such Covered Person has or by reason of such transactions acquires, any direct or indirect beneficial ownership (as defined in Exhibit
                           D) in the Security; PROVIDED, HOWEVER, that:

                           (1) a Covered Person who is required to make reports only because he is a director of one of the Funds and who is a "disinterested" director thereof need not make an initial or annual holdings report, or a quarterly transaction report with respect to any transactions other than those where he knew or should have known in the course of his duties as a director that any Fund of which he is a director has purchased or sold the same or a related Security or the Fund or its investment adviser is considering purchasing or selling such Security or a related security within 15 days before or after the purchase or sale of such Security or related Security by such director.

                           (2) a Covered Person need not make a report with respect to any transaction effected for any account over which such person does not have any direct or indirect influence or control; and

                           (3) a Covered Person need not make a quarterly report with respect to any transaction affected through the trading desk designated by the Divisional Compliance Officer.

                           (4) a Covered Person will be deemed to have complied with the quarterly requirements of this Article IV insofar as the Divisional Compliance Officer receives in a timely fashion duplicate monthly or quarterly brokerage statements on which all transactions required to be reported hereunder are described.

(B)               INITIAL HOLDINGS REPORTS. No later than 10 calendar days after the person becomes an Access Person, the following information:

                           (i) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                           (ii) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                           (iii) The date that the report is submitted by the Access Person

                  (C) QUARTERLY TRANSACTION REPORTS. No later than 10 calendar days after the end of a calendar quarter, the following information:

                           (1) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                                    (a)     The date of the transaction, the
                                            title and number of shares and the
                                            principal amount of each Security
                                            involved;

                                    (b)     The nature of the transaction (i.e.,
                                            purchase, sale or any other type of
                                            acquisition or disposition);

                                    (c)     The price at which the transaction
                                            was effected;

                                    (d)     The name of the broker, dealer or
                                            bank with or through whom the
                                            transaction was effected; and

                                    (e)     The date that the report is
                                            submitted by the Access Person.

                           (2) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                                    (a)     The name of the broker, dealer or
                                            bank with whom the Access Person
                                            established the account;

                                    (b)     The date the account was
                                            established; and

                                    (c)     The date that the report is
                                            submitted by the Access Person.

                  (D) ANNUAL HOLDINGS REPORTS. Annually, the following information (which information must be current as of a date no more than 30 calendar days before the report is submitted):

                           (1) The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

                           (2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                           (3) The date that the report is submitted by the Access Person.

                   (E) Any report submitted to comply with the requirements of this Article IV may contain a statement that the report shall not be construed as admission by the person making such report that he has any direct or indirect benefit ownership in the Security to which the report relates.

                    (F) Annually each Covered Person must certify on a report (the form of which is appended as Exhibit E) that he has read and understood the Code and recognizes that he is subject to such Code. In addition, annually each covered Person must certify that he has disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code and that he is not subject to any regulatory disability.

V.       ADMINISTRATION OF CODE OF ETHICS
         --------------------------------

                  (A) No less frequently than annually, every Fund and its investment adviser and principal underwriter, as applicable, must furnish to the Fund's board of directors, and the board of directors must consider, a written report that

                           (1) Describes any issues arising under the Code or procedures since the last report to the board of trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

                           (2) Certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

VI.      SANCTIONS
         ---------

         Upon discovering that a Covered Person has not complied with the requirements of this Code, the Board of Directors of the relevant Fund may impose whatever sanctions within its power the Board deems appropriate, including, among other things, termination of the Fund's adviser or recommendations of disgorgement of profit, censure, suspension or termination of employment. Material violations of requirements of this Code by employees of Covered Persons and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the Board of Directors of any relevant Fund.

         VII.     EXCEPTIONS
                  ----------

         The Board of Trustees reserves the right to decide, on a case by case basis, exceptions to any provisions under this Code. Any exceptions made hereunder will be maintained in writing by the Board of Trustees of any relevant Fund at its next scheduled meeting.

         VIII.    PRESERVATION OF DOCUMENTS
                  -------------------------

         This Code, a copy of each report by a Covered Person, any written report made hereunder by the Funds, Affiliates of the Funds or the Divisional Compliance Officer, and lists of all persons required to make or review reports, shall be preserved with the records of the relevant Fund for a five year period in an easily accessible place.

         IX.      OTHER LAWS, RULES AND STATEMENTS OF POLICY
                  ------------------------------------------

         Nothing contained in this Code shall be interpreted as relieving any Covered Person from acting in accordance with the provision of any applicable law, rule or regulation or any other statement of policy or procedure governing the conduct of such person adopted by Funds or Affiliates of the Funds.

         X.       FURTHER INFORMATION
                  -------------------

         If any person has any question with regard to the applicability of the provisions of this Code generally or with regard to any Securities transaction or transactions, he should consult the Divisional Compliance Officer.

                                                                       Exhibit A
                                                                       ---------

                     LIST OF REGISTERED INVESTMENT COMPANIES
                     ---------------------------------------

IBJ Funds Trust

                                                                       EXHIBIT B

                                 IBJ FUNDS TRUST

                       PRE-CLEARANCE TRADING APPROVAL FORM
                       -----------------------------------

I, ___________________________________________________ (name), am an Access
Person and seek pre-clearance to engage in the transaction described below:

ACQUISITION OR DISPOSITION (circle one)
--------------------------

Name of Account:        ______________________________________
Account Number:         ______________________________________
Date of Request:        ______________________________________
Security:               ______________________________________
Amount or # of Shares:  ______________________________________
Broker:                 ______________________________________

If the transaction involves a Security that is not publicly traded, a description of proposed transaction, source of investment opportunity and any potential conflicts of interest:

I hereby certify that, to the best of my knowledge, the transaction described herein is not prohibited by the Funds' Code of Ethics dated October 28, 1999 and that the opportunity to engage in the transaction did not arise by virtue of my activities on behalf of any Client.

Signature: ______________________________________
Print Name:

APPROVED OR DISAPPROVED (Circle One)
-----------------------

Date of Approval:

Signature: ______________________________________
Print Name:

If approval is granted, please forward this form to the trading desk (or if a third party broker is permitted, to the Divisional Compliance Officer) for immediate execution.

                                                                       EXHIBIT C
                                                                       ---------

                                 IBJ FUNDS TRUST

                           INITIAL TRANSACTION REPORT

Report Submitted by:__________________________________________________________
                                         PRINT YOUR NAME
                                         ---------------

                  The following table supplies the information required by
Section IV(B) of the Code of Ethics dated October 28, 1999 for the period specified below.

Securities (Name  Quantity of     Price Per        Name of the Broker/Dealer   Nature of
and Symbol)       Securities      Share or Other   with or through             Ownership of
                                  Unit             whom the                    Securities
                                                   Transaction
                                                   was Effected

                  To the extent specified above, I hereby disclaim beneficial ownership of any security listed in this Report or in brokerage statements or transaction confirmations provided by you.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                  I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT FOR THE PERIOD OF __________, 199_ THROUGH 199_.

Signature   _________________________           Date_______________________

Position    _________________________

                                 IBJ Funds Trust

                          QUARTERLY TRANSACTION REPORT
                          ----------------------------

Report Submitted by: _____________________________________________________
                                      PRINT YOUR NAME
                                      ---------------

                  This transaction report (the "Report") is submitted pursuant to Section IV(B) of the Code of Ethics of the Funds and supplies information with respect to transactions in any Security in which you may be deemed to have, or by reason of such transaction acquire, any direct or indirect beneficial ownership interest for the period specified below. If you were not employed by us during this entire period, amend the dates specified below to cover your period of employment.

                  Unless the context otherwise requires, all terms used in the Report shall have the same meaning as set forth in the Code of Ethics dated October 28, 1999.

                  If you have no reportable transactions, sign and return this page only. If you have reportable transactions, complete, sign and return page 3 and any attachments.

--------------------------------------------------------------------------------

                  I HAD NO REPORTABLE SECURITIES TRANSACTIONS DURING THE PERIOD __________, 199_ THROUGH _________, 199_. I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT.

Signature

---------------------------------

Position

---------------------------------

Date

---------------------------------

                                 IBJ FUNDS TRUST

                          QUARTERLY TRANSACTION REPORT

Report Submitted by:__________________________________________________________
                                     PRINT YOUR NAME
                                     ---------------

                  The following table supplies the information required by
Section IV(C) of the Code of Ethics dated October 28, 1999 for the period specified below. Transactions reported on brokerage statements or duplicate confirmations actually received by the Divisional Compliance Officer do not have to be listed although it is your responsibility to make sure that such statements or confirmations are complete and have been received in a timely fashion.

Securities    Date of        Whether Purchase,   Quantity of   Price Per Share   Name of the        Nature of
(Name and     Transaction    Sale, Short Sale,   Securities    or Other Unit     Broker/Dealer      Ownership of
Symbol)                      or Other Type of                                    with or through    Securities
                             Disposition or                                      whom the
                             Acquisition                                         Transaction
                                                                                 was Effected

                  To the extent specified above, I hereby disclaim beneficial ownership of any security listed in this Report or in brokerage statements or transaction confirmations provided by you.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                  I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT FOR THE PERIOD OF __________, 199_ THROUGH 199_.

Signature   _________________________         Date_______________________

Position    _________________________

                                 IBJ FUNDS TRUST

                            ANNUAL TRANSACTION REPORT

Report Submitted by:__________________________________________________________
                                          PRINT YOUR NAME
                                          ---------------

                  The following table supplies the information required by
Section IV(D) of the Code of Ethics dated October 28, 1999 for the period specified below.

Securities      Quantity of    Price Per        Name of the Broker/dealer    Nature of
(Name and       Securities     Share or Other   with or through              Ownership of
Symbol)                        Unit             whom the                     Securities
                                                Transaction
                                                was Effected

                  To the extent specified above, I hereby disclaim beneficial ownership of any security listed in this Report or in brokerage statements or transaction confirmations provided by you.

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

                  I CERTIFY THAT I AM FULLY FAMILIAR WITH THE CODE OF ETHICS AND THAT TO THE BEST OF MY KNOWLEDGE THE INFORMATION FURNISHED IN THIS REPORT IS TRUE AND CORRECT FOR THE PERIOD OF __________, 199_ THROUGH 199_.

Signature  _________________________         Date_______________________

Position    _________________________

                                                                       EXHIBIT D

                              BENEFICIAL OWNERSHIP
                              --------------------

                  For purposes of the attached Code of Ethics, "beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except the determination of direct or indirect beneficial ownership shall apply to all securities that a Covered Person has or acquires. The term "beneficial ownership" of securities would include not only ownership of securities held by a Covered Person for his own benefit, whether in bearer form or registered in his name or otherwise, but also ownership of securities held for his benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he has only a remainder interest), and securities held for his account by pledges, securities owned by a partnership in which he is a member if he may exercise a controlling influence over the purchase, sale of voting of such securities, and securities owned by any corporation or similar entry in which he owns securities if the shareholder is a controlling shareholder of the entity and has or shares investment control over the entity's portfolio.

                  Ordinarily, this term would not include securities held by executors or administrators in estates in which a Covered Person is a legatee or beneficiary unless there is a specified legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

                  Securities held in the name of another should be considered as "beneficially" owned by a Covered Person where such person enjoys "financial benefits substantially equivalent to ownership." The Securities and Exchange Commission has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining financial benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, or to meet expenses that such person otherwise would meet from other sources, or the ability to exercises a controlling influence over the purchase, sale or voting of such securities.

                  A Covered Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other agreement, he obtains therefrom financial benefits substantially equivalent to those of ownership.

                  A Covered Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.

                                                                       EXHIBIT E

                                 IBJ FUNDS TRUST

                     ANNUAL CERTIFICATION OF CODE OF ETHICS
                     --------------------------------------

         A. I (a Covered Person) hereby certify that I have read and understood the Code of Ethics dated October 28, 1999, and recognize that I am subject to its provisions. In addition, I hereby certify that I have complied with the requirements of the Code of Ethics and that I have disclosed or reported all personal Securities transactions required to be disclosed or reported under the Code of Ethics;

         B. Within the last ten years there have been no complaints or disciplinary actions filled against me by any regulated securities or commodities exchange, any self-regulatory securities or commodities organization, any attorney general, or any governmental office or agency regulating insurance securities, commodities or financial transactions in the United States, in any state of the United States, or in any other country;

         C. I have not within the last ten years been convicted of or acknowledged commission of any felony or misdemeanor arising out of my conduct as an employee, salesperson, officer, director, insurance agent, broker, dealer, underwriter, investment manager or investment advisor; and

         D. I have not been denied permission or otherwise enjoined by order, judgment or decree of any court of competent jurisdiction, regulated securities or commodities exchange, self-regulatory securities or commodities organization or other federal or state regulatory authority from acting as an investment advisor, securities or commodities broker or dealer, commodity pool operator or trading advisor or as an affiliated person or employee of any investment company, bank, insurance company or commodity broker, dealer, pool operator or trading advisor, or from engaging in or continuing any conduct or practice in connection with any such activity or the purchase or sale of any security.


                  Print Name:  ______________

                  Signature:   ______________

                  Date:        ______________

                                POWER OF ATTORNEY

         The undersigned Trustees and Officers of Whitehall Funds Trust (the "Trust") hereby appoint Joseph E. Breslin as attorney-in-fact and agent, in all capacities, to execute and to file any and all amendments to the Trust's Registration Statement on Form N-1A under the Investment Company Act of 1940, as amended, covering the registration of the Trust as an investment company and the sale of shares of the series of the Trust, including all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive order rulings. The undersigned grant to said attorney full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

         The undersigned Trustees and Officers hereby execute this Power of Attorney as of this 14th day of September, 2000.

Name                                         Title
/s/ George H. Stewart                        Chairman, Board of Trustees
------------------------------
George H. Stewart

/s/ Pierre de St. Phalle                     Trustee
------------------------------
Pierre de St. Phalle

/s/ Robert H. Dunker                         Trustee
------------------------------
Robert H. Dunker

/s/ Stephen V.R. Goodhue                     Trustee
------------------------------
Stephen V.R. Goodhue

/s/ Michael C. Kardok                        Treasurer
------------------------------
Michael C. Kardok

                             PFPC DISTRIBUTORS, INC.
                               3200 HORIZON DRIVE
                       KING OF PRUSSIA, PENNSYLVANIA 19406




                                                                January 30, 2001


Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, N.W.
Washington, D.C.   20549

RE:        Whitehall Funds Trust
           Post-Effective Amendment No. 15 to
           Registration Statement on Form N-1A
           (File Nos.: 33-83430; 811-8738)

Ladies and Gentlemen:


         As principal underwriter of the securities of the Whitehall Funds Trust (the "Trust"), we hereby join the Trust in requesting that the effective date for the Trust's Post-Effective Amendment No. 15 to the Registration Statement be accelerated so that it will become effective on January 31, 2001.

         We understand that the Staff will consider this request as confirmation by the Registrant of its awareness of its responsibilities under the Federal securities laws

                                                     Very truly yours,

                                                     PFPC DISTRIBUTORS, INC.

                                                     By: /s/ Lisa Colon
                                                     Name: Lisa Colon
                                                     Title: Vice President

(212) 373-3322

(212) 373-2523

jbailey@paulweiss.com

                                                                January 25, 2001

Via Facsimile

Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, N.W.
Washington, DC  20549

Attention:  Mr. Brion Thompson

                           RE: Whitehall Funds Trust (the "Registrant") File Nos: 33-83430; 811-8738
                                CIK No. 000929189

Dear Mr. Thompson:

                  This letter responds to the comments of the staff of the Securities and Exchange Commission to the prospectus disclosure regarding the historical performance of private accounts managed by Fountain Capital Management, L.L.C., the sub-adviser of the Whitehall High Yield Fund ("Fountain") which was forwarded to you via facsimile on January 16, 2001 ("Performance Disclosure"). The prospectus containing the Performance Disclosure, as revised to reflect the comments received from the staff, will be filed as Part A to Post-Effective Amendment No. 15 to the Registrant's Registration Statement on Form N-1A, on or about January 31, 2001.

1. COMMENT: Set forth the basis for which the private accounts managed by Fountain with assets of less than $5 million are excluded from the composite of similarly managed accounts included in the Performance Disclosure.

    RESPONSE: Fountain has represented to the Registrant that the strategies used to manage the private accounts with assets of less than $5 million differ from those of the Fund and of the private accounts included in the composite and therefore should be excluded from the composite. The following paragraph summarizes the representations made by Fountain regarding its management of accounts of less than $5 million in assets:

         Bonds are generally traded in the high yield market in round lots of $1 million. Given the value in which high yield bonds are traded, the bonds held by the accounts not included in the composite are generally allocations of lots purchased for other accounts. Fountain typically allocates the bonds of a particular lot in increments of $100,000 or more. However, bonds in increments as small as $50,000 are at times allocated to the smaller accounts. As a result of these circumstances, Fountain is generally required to manage its accounts under $5 million differently than those accounts exceeding $5 million. First, the portfolios of accounts below $5 million are not diversified to the extent of the portfolios of larger accounts nor are the target percentage holdings in certain names, industries and sectors similar to those of the larger accounts. For example, the average account in the composite holds approximately 45-55 names in its portfolio whereas accounts of less than $5 million hold on the average of 20-25 names. Secondly, as the accounts with assets below $5 million are less diversified, higher quality/lower risk bonds are purchased for the accounts. Third, as the bonds held by the accounts of less than $5 million must be allocations of the trading lots for larger accounts, the sub-adviser is unable to purchase an issue for a smaller account until another account or accounts have the same trading need.

    Fountain has further informed the Registrant that the inclusion of accounts with assets below $5 million in the composite would not significantly alter the performance results of the composite. The year-to-year gross weighted average calendar returns of the accounts excluded from the composite, the year-to-year gross weighted returns of the composite, aggregate assets of the accounts excluded from the composite, total assets of the composite, and the percent change in performance of the composite if the smaller accounts were included in the composite, each as provided by Fountain, is attached hereto as Appendix A.

2. COMMENT: Delete the word "Generally" in footnote number 3, fourth sentence which reads "Generally, total return accounts less than $5m are excluded from the composite".

    RESPONSE: The requested revision has been made.

          If you have any questions, please call the undersigned at (212) 373-3322 or Thomas Majewski at (212) 373-3539.

                                                  Sincerely,

                                                  /S/JENNIFER A. BAILEY
                                                  ---------------------
                                                     Jennifer A. Bailey

                                                                           DRAFT

                                   APPENDIX A

                                                                          Assets of
                            Total Returns              Total              Accounts             Assets of            % Change
       As of                 of Accounts             Returns of       Below $5 Million         Composite               in
    DECEMBER 31            BELOW $5 MILLION          COMPOSITE          (IN MILLIONS)        (IN MILLIONS)        TOTAL RETURN

--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------
       1990                       -                   -1.07% *               -                   $115.0                 - %
--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------

       1991                       -                   32.45%                  -                  $132.0                 - %
--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------

       1992                        - *                16.60%                  -                  $150.0                 - %
--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------

       1993                     14.60%                18.27%                 $1.1                $172.0              -0.02%
--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------

       1994                      1.64%                 1.03%                 $1.3                $169.9               0.00%
--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------

       1995                     14.94%                20.16%                 $5.2                 $73.7              -0.34%
--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------

       1996                     12.62%                12.75%                 $9.9                 $65.5              -0.02%
--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------

       1997                     13.57%                15.29%                $10.9                 $66.8              -0.24%
--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------

       1998                      8.31%                 8.00%                $10.6                $171.7               0.02%
--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------

       1999                      5.29%                 6.02%                 $7.7                $520.2              -0.01%
--------------------- --------------------------- ---------------- ------------------------ ----------------- ---------------------

       2000                      4.29%                 1.63%                 $7.8                $993.8               0.02%
-----------------------------------------------------------------------------------------------------------------------------------


----------------------------------

o From August to December 1992, Fountain managed one account. As of December 31, 1992, the assets of the account totaled $0.6 million and a total return of 4.46%.
1.   Performance results were calculated gross of all account fees.
2.   Performance calculations are weighted for the size of each account.

                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064

(212) 373-3322

(212) 373-2523

jbailey@paulweiss.com

                                                      October 3, 2000

Via Facsimile

Securities and Exchange Commission
Division of Investment Management
450 Fifth Street, N.W.
Washington, DC  20549

Attention:  Mr. Brian Thompson

                           RE: Whitehall Funds Trust (the "Registrant") Registration Statement No: 33-83430
                                    CIK No. 000929189
                                    Post-Effective Amendment No. 10

Dear Mr. Thompson:

                  On behalf of the Registrant, this letter responds to the comments of the staff of the Securities and Exchange Commission, received on August 29, 2000, to Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A filed pursuant to Rule 485(a)(2) on July 21, 2000, to register two additional series of the Registrant ("Post-Effective Amendment No. 10"). The staff's comments to Post-Effective Amendment No. 10 and the Registrant's responses thereto are set forth below.

                  Attached for your reference is a draft of the prospectus and the relevant pages of the Statement of Additional Information.

Securities and Exchange Commission



COMMENTS TO THE PROSPECTUS

FUND DESCRIPTIONS

1.   Comment:  The  "Investment  Strategies"   sub-headings  should  be  renamed
     "Principal Investment Strategies."

     Response: The requested revisions have been made.

FUND DESCRIPTION-ENHANCED INDEX FUND:

2. Comment: Under the sub-heading "Principal Investment Strategies," state the Fund's policy of weighting its portfolio so as to approximate the relative composition of the Standard & Poor's 500 Composite Stock Price Index ("S&P 500 Index") and disclose how the Fund intends to achieve such weighting.

     Response: The disclosure regarding the investment objective and strategies of the Fund has been revised. Please see page 3 of the attached draft prospectus.

3. Comment: The second paragraph under the sub-heading "Principal Investment Strategies" states that "The Fund may also invest in derivative instruments including options and futures contracts that are based on the S&P 500". The staff requested confirmation that the Fund's investment in derivative instruments will be made in addition to the at least 80% of the Fund's assets invested in the common stocks of companies that are included in the S&P 500 index.

     Response: The disclosure regarding the investment objective and strategies of the Fund has been revised. Please see page 3 of the attached draft prospectus.

4. Comment: Under the sub-heading "Principal Investment Strategies" the second sentence in the second paragraph states that "In order to meet redemption requests, the Fund will maintain a reasonable position in high-quality short-term debt securities and money market instruments." This is not a principal investment strategy of the Fund and should be deleted.

     Response: The prospectus has been revised as requested.


5. Comment: Under the sub-heading "Principal Risks," discuss the risks associated with the Fund's investment in derivative instruments.

     Response: The following disclosure has been included as the fourth bullet point under the sub-heading "Principal Risks".

Securities and Exchange Commission

     o The Fund may invest in derivative securities, such as options and futures. Derivatives can be illiquid and highly sensitive to changes in their underlying security or index, and as a result can be highly volatile. A small investment in certain derivatives could have a potentially large impact on the Fund's performance.

6. Comment: Confirm that the contractual limitation of the Fund's Rule 12b-1 fee disclosed in the "Fee Table-Annual Fund Operating Expenses" and in footnote two to the "Fee Table" will be in effect until at least the end of the Fund's fiscal year.

     Response: The Distributor is contractually obligated to waive all of the Fund's Rule 12b-1 Fees until December 1, 2001. The "Fee Table-Annual Fund Operating Expenses" has been revised to reflect the full contractual fee waiver, and footnote two to the "Fee Table" has been revised to read as follows: The Distributor has agreed to contractually waive its entire Rule 12b-1 Fee, until December 1, 2001."

     In addition, the Fund's investment advisor has contractually agreed to reimburse the Fund so as to maintain the Fund's net expenses at 0.75% until December 1, 2001. The "Fee Table-Annual Operating Expenses" has been revise to reflect this reimbursement and a footnote has been added which states "The Investment Advisor has contractually agreed to reimburse the Fund to the extent necessary to maintain the Fund's net expenses at 0.75% until December 1, 2001."

FUND DESCRIPTION-GROWTH FUND:

7. Comment: Under the sub-heading "Principal Investment Strategies," disclose the Fund's requirements with respect to the market capitalization of the companies in which the Fund may invest.


     Response: The following sentence has been added as the last sentence of the third paragraph under the sub-heading "Principal Investment Strategies":
     "The   Fund  may   invest   in   securities   without   regard   to  market
     capitalization."

8. Comment: Under the sub-heading "Principal Risks," delete "and falling rates cause the prices of debt obligations to increase" from the second sentence of the fifth bullet point.

     Response: The prospectus has been revised as requested.

9. Comment: Under the sub-heading "Principal Risks," include disclosure regarding credit risk.

     Response: The following disclosure has been added as the eighth bullet point under the sub-heading "Principal Risks."

     o The Fund is subject to credit risk, which is the risk that the issuer of a security, or counterparty to a contract, will default or otherwise be unable to honor a financial obligation.

Securities and Exchange Commission

10. Comment: Under the sub-heading "Principal Risks," disclose the risks associated with investment in small and/or mid-sized capitalization companies, if investment in such companies is a principal investment strategy of the Fund.

     Response: The following risk disclosure has been included as the third bullet point under the sub-heading "Principal Risks."

     o The Fund may invest in small or mid sized companies which may involve greater risk than investment in larger companies due to such factors as limited product lines, market and financial or managerial resources, and uses frequently traded securities that may be subject to more abrupt price movements than securities of larger companies.

FUND DESCRIPTIONS-GROWTH AND INCOME FUND

11. Comment: Under the sub-heading "Principal Investment Strategies," define "investment grade" debt securities.


Response: The following sentence has been included as the third sentence of the second paragraph: "Investment grade debt securities are those which are rated in one of the top four categories by a nationally recognized statistical rating agency."

12. Comment: Under the sub-heading "Principal Investment Strategies," the second sentence of the fourth paragraph states "Each fixed income security selected by the debt portion of the Fund will be selected based on certain factors, including but not limited to: (1) the impact of overall duration risk of the total portfolio, (2) the attractiveness of the relevant market sector versus benchmark allocation . . . " The staff believes that the wording of the first two factors is confusing and requested that the Registrant reword the disclosure in plain English under Rule 421 under the Securities Act.

     Response: The Registrant has evaluated the criteria used to select fixed income securities and has concluded that the second factor listed (i.e., "the attractiveness of the relevant market sector versus benchmark allocation") is not relevant to the selection of fixed income securities for investment by the Fund and has been removed from the discussion. The first factor has been reworded as requested and reads as follows: "(1) the duration of the security and the average duration of the Fund's portfolio."

13. Comment: Under the sub-heading "Principal Investment Strategies," disclose the Fund's requirements with respect to the market capitalization of companies in which the Fund may invest.

     Response: The following sentence has been included as the second sentence of the fourth paragraph under "Principal Investment Strategy": "The Fund may invest in equity securities without regard to market capitalization."

Securities and Exchange Commission

14. Comment: Under the sub-heading "Principal Risks," disclose the risks of investing in small and/or mid-size capitalization companies, if investment in such companies is a principal investment strategy.

     Response: The following risk disclosure has been included as the third bullet point under the sub-heading "Principal Risks":


o The Fund may invest in small or mid sized companies which may involve greater risk than investment in larger companies due to such factors as limited product lines, market and financial or managerial resources, and uses frequently traded securities that may be subject to more abrupt price movements than securities of larger companies.

15.  Comment: Under the sub-heading "Principal Risks," discuss prepayment risks.

     Response: The following disclosure has been included as the seventh bullet point under the sub-heading "Principal Risks.

     o The Fund is subject to prepayment risk, which is the risk that issuers will prepay debt securities when interest rates fall, forcing the Fund to reinvest in debt securities with lower rates than the original debt security.

16. Under the sub-heading "Principal Risks," delete "and falling rates cause the prices of debt obligations to increase" from the second sentence of the sixth bullet point.

     Response: The prospectus has been revised as requested.

17.  Comment: Under the sub-heading "Principal Risks," discuss credit risk.

     Response: The following disclosure has been added as the last bullet point under the sub-heading "Principal Risks."

     o The Fund is subject to credit risk, which is the risk that the issuer of a security, or counterparty to a contract, will default or otherwise be unable to honor a financial obligation.

18. Comment: The blended index (60% S&P 500 Index and 40% Lehman Government/Corporate Bond Indexes) included in the "Performance Table" does not satisfy the requirement of Item (2)(c)(iii) of Form N-1A. Item 2(c)(iii) requires a Fund to compare its performance to a broad-based securities market index, administered by an independent organization as set forth in Instruction 5 to Item 5(b) of Form N-1A. The blended index may be presented in "Performance Table" as a secondary comparative index.

Securities and Exchange Commission

     Response: The "Performance Table" has been revised to include the S&P 500 Index as the primary broad-based securities market index for its performance comparison and continues to include the blended index as a secondary index for comparison.

FUND DESCRIPTIONS-HIGH YIELD FUND

19. Comment: Under the sub-heading "Principal Investment Strategies" disclose the Fund's policy respecting credit rating limitations.

     Response: The following disclosure has been included as the second and third sentence in the first paragraph: "There is no limit on the rating of securities in which the Fund may invest. The Fund may purchase or hold securities rated in the lowest rating category or securities in default."

20. Comment: Under the sub-heading "Principal Investment Strategies" the second sentence in the third paragraph states that "The Fund may also invest in common stocks, warrants, rights and other equity securities . . . " Is this a principal investment strategy of the Fund and, if so, describe the Fund's strategy with respect to selecting equity securities (i.e., growth or value, limits on a company's market capitalization).

     Response: The Registrant has determined that investing in common stocks, warrants, rights and other equity securities is not a principal investment strategy of the Fund. Accordingly, the disclosure relating to the Fund's investment in equity securities has been removed from the prospectus.

21. Comment: Under the sub-heading "Principal Risks," disclose the risks associated with the Fund's investment in floating and variable rate debt securities.

     Response: The following disclosure has been included as the last bullet under the sub-heading "Principal Risks":

     o The interest rates of variable and floating rate debt securities will be tied to and periodically adjusted to a specific market rate or index and will decline as that base market rate or index declines.

22. Comment: Under the sub-heading "Principal Risks," disclose the risks associated with investing in equity securities, if investing in equity securities is a principal investment strategy.

     Response: Please refer to the Registrant's response to Comment 20.

23. Comment: Under the sub-heading "Principal Risks" second sentence of the fifth bullet point, delete the words "and falling rates cause the price of debit securities to increase"

     Response: The prospectus has been revised as requested.



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24.  Comment:  Confirm that the contractual  limitation of the Fund's Rule 12b-1 fee disclosed in the "Fee Table-Annual Fund Operating Expenses" and in footnote two to the "Fee Table" will be in effect until at least the end of the Fund's fiscal year.

     Response: The Distributor is contractually obligated to waive all of the Fund's Rule 12b-1 Fees until December 1, 2001. The "Fee Table-Annual Fund Operating Expenses" has been revised to reflect the full contractual fee waiver, and footnote two to the "Fee Table" has been revised to read as follows: "The Distributor has agreed to contractually waive its entire Rule 12b-1 Fee, until December 1, 2001." In addition, the Investment Advisor has contractually agreed to reimburse the Fund so as to maintain the Fund's net expenses at 0.95% until December 1, 2001. The "Fee Table-Annual Operating Expenses" has been revise to reflect this reimbursement and a footnote has been added which states "The Investment Advisor has contractually agreed to reimburse the Fund to the extent necessary to maintain the Fund's net expenses at 0.95% until December 1, 2001."

FUND DESCRIPTIONS-INCOME FUND

25. Comment: The staff believes that the Fund's investment objective, (to provide high total return (current income plus appreciation)) is inconsistent with the Fund's use of the word "Income" in its name and requested that the Registrant explain to the staff, the appropriateness of the Fund's name.

     Response: As per your discussion with Thomas Majewski of this office, the statement of the Fund's investment objective has been reworded to more concisely state the Fund's objective.

26. Comment: Under the sub-heading "Principal Investment Strategies," the second sentence in the second paragraph states that the "Fund may also invest in below-investment grade bonds (high yield). Add the words "high risk" or "junkbonds" following the words high yield in the parenthetical.

     Response: The words "high risk" have been inserted as requested.


27. Comment: Under the sub-heading "Principal Investment Strategy," the last sentence in the second paragraph states that "In addition, the Fund may hold cash reserves for temporary defensive or emergency purposes." The staff believes that this strategy is not a principal investment strategy and should be deleted.

     Response: Disclosure regarding the Fund's strategy of holding cash reserves for temporary or emergency purposes has been deleted from this section of the prospectus.

28. Comment: Under the sub-heading "Principal Investment Strategies," the first sentence of the third paragraph states that "Each fixed income security selected by the Fund will be selected based on certain factors, including but not limited to: (i) the impact of overall duration risk of the total portfolio, (2) the attractiveness of the relevant market sector versus benchmark allocation . . . " The staff believes that the wording to the first two


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     factors  is  confusing  and  requested  that  the  Registrant   reword  the
     disclosure in plain English under Rule 421 under the Securities Act.

     Response: The Registrant has evaluated the criteria used to select fixed income securities and has concluded that the second factor listed (i.e., "the attractiveness of the relevant market sector versus benchmark allocation") is not relevant to the selection of fixed income securities for investment by the Fund and has been removed from the discussion. The first factor has been reworded as requested and reads as follows: "(1) the duration of the security and the average duration of the Fund's portfolio."

29. Comment: Under the sub-heading "Principal Risks," provide disclosure regarding credit risk and include a discussion of the credit risks of below-investment grade bonds.

     Response: The following disclosure has been added as the fifth bullet point under the sub-heading "Principal Risks":

     o The Fund is subject to credit risk, which is the risk that the issuer of a security, or counterparty to a contract, will default or otherwise be unable to honor a financial obligation. Because the Fund will invest in securities with lower-credit quality, it is subject to a higher level of credit risk than a fund that buys only investment grade securities. The credit quality of "non-investment grade" securities is considered speculative by recognized agencies with respect to the issuers' continuing ability to pay interest and principal. Lower grade securities may have less liquidity and higher incidence of default than higher grade bonds.

30.  Comment:   Under  the  sub-heading  "Principal  Risks"  include  disclosure regarding prepayment risk.

     Response: The following disclosure has been included as the last bullet point under the sub-heading "Principal Risks":

     o The Fund is subject to prepayment risk, which is the risk that issuers will prepay debt securities when interest rates fall, forcing the Fund to reinvest in debt securities with lower rates than the original debt security.

31. Comment: Under the sub-heading "Principal Risks," provide disclosure regarding the risks associated with derivative instruments.

     Response: The following disclosure has been added as the seventh bullet point under the sub-heading "Principal Risks."

     o The Fund may invest in derivative securities, such as options and futures. Derivatives can be illiquid and highly sensitive to changes in their underlying security or index, and as a result can be highly volatile. A small investment in certain derivatives could have a potentially large impact on the Fund's performance.


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Securities and Exchange Commission


ADDITIONAL INFORMATION ON STRATEGIES

32. Comments: Under the sub-heading "Temporary Defensive Position," the first sentence states "In order to meet liquidity needs or for temporary defensive purposes, each Fund may invest up to 100% of its assets in fixed income securities, money market securities, certificates of deposit, bankers' acceptances, commercial paper or in equity securities which in the Adviser's opinion are more conservative than the types of securities than the Fund typically invests in." The staff believes that the Funds investment in such securities to meet liquidity needs is not a principal investment strategy, as required by Item 4 of the Form N-1A and therefore should be deleted.

     Response: The Registrant agrees that investment in such securities to meet liquidity needs is not a principal investment strategy and, accordingly, the words "In order to meet liquidity needs or" have been deleted from the discussion.

33. Comments: The discussion under the sub-heading "Portfolio Turnover" should relate only to those Funds which engage in active and frequent trading of portfolio securities to achieve its principal investment strategy.

     Response: The Registrant anticipates that the Funds' portfolio turnover rates will be below 100% in the coming year. Therefore, the discussion relating to portfolio turnover has been deleted from the prospectus.

34. Comment: The section "Additional Information on Strategies" should be renamed "Additional Information on Principal Strategies."

     Response: The prospectus has been revised as requested.

ADDITIONAL INFORMATION ON RISKS

35. Comment: The section "Additional Information on Risks" should be renamed "Additional Information on Principal Risks."

     Response: The prospectus has been revised as requested.

36. Comment: Under "Additional Information on Principal Risks," the third paragraph respecting small company risks should be disclosed in under "Fund Description" section of the prospectus, if it is a principal investment risk of a Fund, or deleted from the prospectus if not a principal risk of investing in a Fund.

     Response: A description of the risks associated with investment in small and mid capitalization companies has been provided with respect to the Growth Fund and the Income and Growth Fund under the section "Fund
     Description," and the discussion of such risks under the section "Additional Information on Principal Risks" has been deleted.


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MANAGEMENT OF THE FUNDS

37. Comment: Provide the missing information relating to the professional experience of the Funds' portfolio managers and revise the summary of John Curry's and Marc Keller's professional experience to make clear that each summary includes the portfolio managers last five years of experience.

     Response: The prospectus to be filed under Rule 485(b) on October 4, 2000 will include the requested information.

FINANCIAL HIGHLIGHTS

38. Comment: Revise the second sentence of the first paragraph to read "The total returns in these tables represent the rate that an investor would have earned OR LOST on an investment in a Fund . . . "

     Response: The prospectus has been revised as requested.

39. Comment: Each Fund's financial highlights table should include information for the period ended May 31, 2000.

     Response: The Statement of Additional Information has been revised as requested.

STATEMENT OF ADDITIONAL INFORMATION

40. Comment: The cover page to the statement of additional information should reference the Fund's May 31, 2000 semi-annual report.

     Response: The prospectus has been revised as requested.

41. Comment: Provide a statement disclosing whether the Trust and its investment adviser and principal underwriter have adopted codes of ethics under Rule 17j-1 of Investment Company Act of 1940, as amended, under "Management of the Fund" as required by Item 13(f) of Form N-1A.

     Response: A discussion of the Code of Ethics adopted by the Trust and its investment adviser has been provided following the section "Investment Advisory and Other Services - Investment Adviser" and reads as follows:

     "The Trust and IBJW have each adopted Codes of Ethics designed to prevent affiliated persons of the Trust and IBJW from engaging in deceptive, manipulative or fraudulent activities in connection with securities held or to be acquired by the Funds."

42. Comment: The paragraph under "Financial Statements" should also disclose that the financial statements and financial highlights for the semi-annual period ended May 31, 2000 are included in the Fund's semi-annual report and incorporated by reference into the statement of additional information. Provide the telephone number at which a free copy of the report may be obtained.



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     Response: The requested revisions have been made.

PART C

43. Comment: Codes of Ethics applicable to the Fund must be filed as an exhibit pursuant to Item 23(p).

     Response: The Codes of Ethics of the Trust and Investment Adviser will be filed as exhibit to Post-Effective Amendment No. 11 on October 4, 2000.

GENERAL

44. Comment: The Securities and Exchange Commission's records reflect the Registrant's previous name "IBJ Funds Trust". File the required request to change the Registrant's name to "Whitehall Funds Trust."

     Response: The Registrant's name has been change.

                  If you have any  questions,  please  call the  undersigned  at
     (212) 373-3322 or Thomas Majewski at (212) 373-3539.

                                                     Sincerely,

                                                     /s/ Jennifer A. Bailey
                                                     Jennifer A. Bailey

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